Exhibit 99.1

Dear Shareholders,

2007 was a stellar year for TMNG Global financially as well as strategically as we completed a successful transformation into a consulting organization serving convergent communications, media and entertainment companies across a global footprint. This transformation has been the product of several well-timed strategic acquisitions as well as organic growth through the development of important new practice areas and service offerings. We exited the year with a profitable second half, a solid balance sheet and great opportunities for future growth.

In 2007, TMNG Global:

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Completed three acquisitions: Cartesian (a United Kingdom company), RVA Consulting, and TWG – which added approximately $35 million in incremental revenue and broadened both our service offerings and geographic footprint;

•	Grew our organic management consulting practice, excluding strategy, by almost 37% to over $25 million in revenues, driven by offerings in the wireless and cable verticals;
•	Provided services to a total of 103 clients and added 43 new customers – TMNG Global businesses had a total of 390 separate client engagements, an 80% increase over 2006;
•	Expanded our cable practice to serve 4 of the largest MSOs;
•	Increased the contribution of our international business to account for 45% of total 2007 revenues;

Revenue of approximately $72 million for 2007 was 111% higher than revenue in 2006. Overall, this revenue growth is a function of our increased scale and scope of service offerings. Our organic businesses and those we have acquired fit together seamlessly, giving us a suite of competitive offerings which makes TMNG stronger than just the sum of its parts. Our top ten clients by revenue include a quality mix of domestic and international companies comprised of leading cable MSOs, wireless operators, media and tier one telecommunications companies. These and other clients are availing themselves of both our new capabilities and our traditional management consulting offerings. These core services witnessed a resurgence as revenue assurance and operational support demonstrate their mission-critical importance to service providers challenged with introducing new, bundled offerings in a highly competitive and converging marketplace.

Momentum continues in our software solutions segment, which includes our Ascertain™ offering from Cartesian, a business we acquired in early 2007. Cartesian’s own high quality revenue stream, profitable business model and blue-chip customer base in the UK and Europe made this an attractive transaction for us as we sought a greater foothold in Europe. That strategy is working as we hoped, and there is potential upside with the extension of Cartesian’s Ascertain™ toolset into the U.S. market. That goal is coming closer to fruition, with the recent signing of pilot agreements with two top U.S. cable MSOs. As cable network operators grapple with the challenges of both expanding their video and data offerings and extending into telephony, both wireline and wireless, they are recognizing that our Ascertain tool fills a critical assurance need. If these pilots transition to commercial launches, we are positioned to generate a new, recurring revenue stream in North America, adding to Ascertain’s success in Europe.

In mid-2007 we acquired RVA Consulting, which fits nicely into TMNG’s sweet spot of transformational consulting resulting in productivity enhancement for leading, Tier-one U.S. service providers. RVA’s deep technical expertise complements the areas of TMNG’s historical strength. Entering 2008, RVA is exceeding our expectations, converting leads into an attractive pipeline of new business with bookings already into 2009. In addition, RVA’s high value offerings enhance TMNG’s overall profitability picture.

The third acquisition, which we completed in late 2007, was TWG, a well-run, profitable company that has contributed to our earnings since day one. TWG’s strengths lie in organizational design and development for leading U.S. telecom service providers, which nicely complements our core consulting business and client base. TWG has a proven toolset that is being folded into our capabilities as our clients migrate operational platforms to the Web 2.0 environment. TWG’s work includes the building of corporate intranets, complete with tools and software that become critical enhancements during post-merger integration activities. Since bringing TWG into the fold, the business has been able to quickly add several new clients from diversified industries into the TMNG family.

In adding businesses like Cartesian, RVA and TWG, TMNG Global has a more integrated, complete suite of services that is well tailored for convergence solutions in telecom, media and entertainment companies around the world. However, our work is not done. As a small consulting firm, albeit one with “big” capabilities, we need to continue growing our revenue base to leverage our platform and drive the returns our shareholders expect. We will continue to do that as we have, through both organic growth and potential acquisitions. Despite the emergence of economic challenges thus far in 2008, we remain optimistic about our ability to execute our growth strategy, and in fact we currently expect substantial top-line growth for the year.

Part of our optimism stems from client demand for what we do best: help clients reduce costs and often improve revenue via enhanced systems and productivity. Our consultants are self-amortizing and our software services protect revenue streams and enhance margins. Relative to some of our larger competitors, our individual engagements are more targeted and therefore of a smaller scale in terms of people and budgets. These facts help assure our value-add and position with client organizations, as does the fact that we are providing knowledge and solutions that are not easily replicated.

In the early part of 2008, though visibility has been hampered by economic and marketplace conditions, we have continued to see good progress and issued more proposals and identified more opportunities than at any time I can recall in our recent history. While that can certainly change, we continue to like the picture we see so far for TMNG Global in 2008. As we work to complete that picture, I would like to thank all of our shareholders, employees, consultants, and business partners for their contributions and support of our success in 2007.

Richard P. Nespola

Chairman and Chief Executive Officer